FILED PURSUANT TO RULE 424(B)(3)

File Number 333-135538

SUNGARD DATA SYSTEMS INC.

SUPPLEMENT NO. 2 TO

MARKET-MAKING PROSPECTUS DATED

AUGUST 9, 2006

THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 21, 2006

ON SEPTEMBER 18, 2006, SUNGARD DATA SYSTEMS INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED SEPTEMBER 12, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 12, 2006

SUNGARD® DATA SYSTEMS INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12989	51-0267091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

680 EAST SWEDESFORD ROAD, WAYNE, PENNSYLVANIA	19087
(Address of Principal Executive Offices)	(Zip Code)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: 484-582-2000

Not Applicable

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 12, 2006, James L. Mann was elected to the board of directors of SunGard Data Systems Inc. (the “Company”). Mr. Mann served as a director of the Company from 1983 to 1986 and chairman of the board from 1987 to August 11, 2005, when the Company was purchased by a consortium of private equity firms (the “Transaction”).

As reported in the Company’s Form 10-K for the year ended December 31, 2005, Mr. Mann’s 2005 compensation consisted of $628,220 in salary and a cash bonus of $999,739. Upon consummation of the Transaction, Mr. Mann ceased to be an executive officer of the Company. Mr. Mann is currently an employee of the Company and his 2006 compensation consists of $300,000 in salary with no cash bonus plan.

As previously disclosed in the Company’s filings with the SEC, in connection with the Transaction, Mr. Mann received a total of $36,922,906 for the cancellation of his stock and options in the Company based on the Transaction consideration of $36 per share.

Mr. Mann owns Hawk Flight, Inc. and Steamboat Rentals, Inc. which operate charter aircraft businesses. The services of these companies have been used for business travel by our executives and by Mr. Mann at arms-length terms. Since January 1, 2005, we paid approximately $135,000 to these companies in total for business travel.

At this time, the board of directors has not yet determined the board committee, if any, to which Mr. Mann will be named.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD DATA SYSTEMS INC.

Date: September 18, 2006	By:	/s/ Michael J. Ruane
Michael J. Ruane
Senior Vice President-Finance and Chief Financial Officer